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                                                                      Exhibit 21



                            SUBSIDIARIES OF COMPANY



                                                   STATE OR
                                                   JURISDICTION
                                                         OF
NAME OF SUBSIDIARY                                 INCORPORATION
------------------                                 -------------

Acuity Imaging LLC                                 Delaware
Northeast Robotics LLC                             Delaware
RVSI Europe Limited                                United Kingdom
RVSI Europe (North) Limited                        United Kingdom
RVSI Europe (South) S.A.                           France
RVSI Europe Central GmbH                           Germany
CiMatrix LLC                                       Delaware
Systemation Engineered Products, Inc.              Wisconsin
Vanguard Automation, Inc.                          Delaware